Exhibit 10.9

HOMOLOGY MEDICINES, INC.

March 31, 2016

Arthur O. Tzianabos

[***]

Dear Arthur:

It is my pleasure to offer you employment with Homology Medicines, Inc. (the “Company”). Your position Will be President and Chief Executive Officer, reporting to the Board of Directors. Your effective date of hire as a regular, full-time employee Will be March 31, 2016 (your “Start Date”).

Compensation: This is an exempt position. The Company will pay you an annual salary of $410,000.00, payable in accordance with the Company’s regular payroll practices and subject to all applicable tax reporting and withholding requirements.

Signing Bonus: The Company agrees to pay you a one-time cash signing bonus in an amount equal to $15,000 (the “Signing Bonus”), payable upon the Company’s first regular payroll date following the Start Date and subject to all applicable tax reporting and withholding requirements. Notwithstanding the foregoing, you acknowledge and agree that if you voluntarily resign or the Company terminates your employment for Cause (each, a “Termination Event”) prior to the first anniversary of your Start Date, you shall repay 50% of the Signing Bonus to the Company within 30 days of such Termination Event without reduction for any taxes withheld by the Company upon its payment to you of the Signing Bonus. By signing below, you authorize the Company to immediately offset against and reduce any amounts otherwise due to you for any amounts due to the Company in respect of your obligation to repay the Signing Bonus under this paragraph.

Performance Bonus: During employment, you will be eligible for yearly bonuses with an initial bonus target of 40% of your base salary, based on the achievement, as determined by the Company’s Board of Directors (the “Board”), of goals and objectives established by the Board. Any bonus you receive will be paid on or before March 31 of the year following the calendar year in which it is earned, provided that you remain employed by the Company at the time of such payment (unless you have died prior to the time of such payment, in which case the amount of any bonus earned by you prior to your death will be paid to your estate). Your compensation package, including your base salary and target bonus, will be reviewed at least annually by the Company following discussion between yourself and the Board.

Equity: As soon as practicable following your Start Date, and subject to Board approval, the Company will grant you an incentive stock option (the “Option”) to purchase 3,432,221 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), at an exercise price equal to the fair market value per share on the date of grant. The Options will vest (i.e., become exercisable) as to 25% of the underlying shares on the first anniversary of your Start Date, and as to an additional 2.0833% of the underlying shares every month thereafter, so that the Options will be fully vested on the four-year anniversary of your Start Date. In addition, if you are terminated without Cause (as defined below) within twelve (12) months of a Change in Control Transaction (as defined in the Company’s 2015 Stock Incentive Plan) or during the thirty (30) day period preceding a Change in Control Transaction in anticipation of such Change in Control Transaction, 100% of the shares subject to the Options that are unvested at the time of such termination shall immediately vest. The Options will be subject to the Company’s 2015 Stock Incentive Plan and to the terms of the Company’s standard form of incentive stock option agreement.

Additional Benefits: As a regular, full-time employee you are eligible to participate in any employee benefit plans which the Company may offer to its senior executives. These plans may, from time to time, be amended or terminated with or without prior notice. You will also be eligible for twenty (20) days of paid time off (PTO), five (5) of which may be carried over from year to year if unused. You will also be entitled to paid legal holidays in accordance with the Company’s normal policies. Additionally, you shall be entitled to indemnification to the full extent authorized under the Company’s Certificate of Incorporation and By-laws as in effect from time to time.

Expense Reimbursement. You will be reimbursed for all travel, lodging, meals and other out-of-pocket expenses, including but not limited to, all costs associated with your smart phone, incurred by you in the performance of your duties, in accordance with the expense reimbursement policies of the Company for senior executives as in effect from time to time.

Term of Employment: Your employment at all times will be at will, meaning that you are not being offered employment for a definite period and that either you or the Company may terminate the employment relationship at any time for any reason. We request, however, that you provide us with at least thirty days’ advance notice in the event that you intend to terminate your employment.

Termination by the Company Without Cause or Resignation by you with Good Reason: If your employment is terminated by the Company without Cause (as defined below) or if you voluntarily terminate your employment for Good Reason (as defined below), you will receive a severance of nine (9) months base salary continuation (paid on the Company’s normal payroll cycle) and nine (9) months reimbursement of COBRA premiums for health and dental benefit coverage for you and your immediate family (less applicable contributions by you and paid on the Company’s normal payroll cycle for benefits), as in effect immediately prior to such termination or resignation, so long as you are eligible to elect comparable COBRA benefits, provided, however that if the Company’s health and dental insurance plan is terminated during such nine (9) months period such that you are no longer eligible for COBRA benefits, the Company will pay to you the amount of the COBRA premiums for health and benefit coverage that otherwise would have been paid to the health and dental insurance provider, which amount shall be paid on the same schedule as the Company would have paid such premiums to the provider for the remaining portion of such nine (9) months period.

As used herein, “Cause” shall mean: (i) any gross or willful misconduct or material breach of any Company policy, agreement with, or duty owed to the Company, (ii) theft, fraud, embezzlement, or other intentional misappropriation of Company funds, (iii) destruction of Company property with intent or through gross negligence, (iv) any material breach of any obligation or duty to the Company or any of its affiliates (whether arising by statute, common law, or agreement) relating to confidentiality, noncompetition, non-solicitation, or proprietary rights; or (iv) commission of, indictment or conviction of, or pleading guilty or nolo contendere to, a misdemeanor where imprisonment is imposed, other than for a traffic-related offense, a felony, or any crime involving fraud or dishonesty.

As a condition to the Company’s obligation to make the severance payments described above, you must (i) timely execute a customary release of work-related claims against the Company and its affiliates that is in the form substantially similar to the one attached hereto as Exhibit A, which will be presented to you at time of termination and (ii) abide by your post-termination obligations contained in the NDA (as defined below).

As use herein, “Good Reason” shall mean the occurrence of any of the following events without your consent:

(i) assignment to you of any duties inconsistent in any material respect with to your position (including titles and reporting relationships), authority, duties and/or responsibilities as contemplated by this Agreement; and/or

(ii) any material failure by the Company to comply with any of the provisions regarding your Base Salary payable to you under this Agreement.

Notwithstanding the foregoing, no Good Reason will have occurred unless and until you have: (a) provided the Company, within 60 days of your knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (b) provided the Company with an opportunity to cure the same within 30 days after the receipt of such notice; and (c) your resignation of employment must occur within 30 days after expiration of the 30 day period set forth in the foregoing clause (b).

Employment Eligibility: The Immigration Reform and Control Act requires employers to verify employment eligibility and identity of new employees. On your first day of employment, you must provide us with appropriate documents to establish your eligibility to work in the United States (e.g., social security card, driver’s license, US passport). We will not be able to employ you if you fail to comply with this requirement.

Work Environment: The Company maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees.

No Conflicts: By accepting this offer below, you represent (i) that you are subject to no agreements which might restrict your conduct at the Company, and (ii) that you understand that if you become aware at any time during your employment with the Company that you are subject to any agreements which might restrict your conduct at the Company, you are required to immediately inform the Company of the existence of such agreements or your employment by the Company will be subject to immediate termination.

Employee NDA: Enclosed for your review is a copy of the Company’s Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement (“NDA’’). This offer is conditioned on your signing the NDA and your continued willingness thereafter to abide by the terms of the NDA. You are required to sign the NDA when you countersign this offer letter.

Background Check: This offer is contingent upon satisfactory completion of a background check. The enclosed Background Check Disclosure and Authorization details the scope of the background check that may be done by the Company. Please review this disclosure and promptly return your signed authorization. If you decide not to authorize a background check, your offer will be rescinded and your acceptance of our offer declined.

Miscellaneous:

This letter constitutes our entire offer regarding the terms and conditions of your employment with the Company. It supersedes any other agreements or promises made to you by anyone regarding the subject matter hereof, whether oral or written. This letter is binding on its successors and assigns.

Please indicate your acceptance of this offer by signing below and returning a signed copy of this letter to my attention at the Company by Monday April 4, 2016.

We are looking forward to working with you. Please contact me if you have any questions or need more information.

Sincerely,

/s/ Kush Parmar
Kush Parmar, President

Accepted and agreed:

/s/ Arthur Tzianabos	3/31/2016
Arthur Tzianabos	Date